Exhibit 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D/A and any amendments to it with respect to the Common Shares, par value $0.10 per share, of Developers Diversified Realty Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.
Dated: May 12, 2011

/s/ Scott A. Wolstein
Scott A. Wolstein

/s/ Iris Wolstein
Iris Wolstein